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                                                                    EXHIBIT 10.2


                          MANAGEMENT AGREEMENT


THIS AGREEMENT effective as of the 1 day of February, 1998.

BETWEEN:

      SMARTIRE U.S.A. INC., a company duly incorporated pursuant to the laws of Delaware, U.S.A having an office at 159 Wilbur Dr. N.E., North Canton, Ohio, 44720

      (hereinafter referred to as the "Company")

                                                               OF THE FIRST PART

AND:

      JOSEPH MERBACK, businessman, of 27725 Winding Way, Malibu,
      California, 90265

      (hereinafter referred to as the "Manager")

                                                              OF THE SECOND PART

AND:

      SMARTIRE SYSTEMS INC., a company duly incorporated pursuant to the laws of the Province of British Columbia, having an office at 150 - 13151 Vanier Place, Richmond, British Columbia, V6V 2Jl

      (hereinafter referred to as "SmarTire")

                                                               OF THE THIRD PART

RECITALS

            WHEREAS the Company has requested the assistance of the Manager in providing certain management services, as hereinafter described;

            WHEREAS the Manager has agreed to provide such assistance and services to the Company in accordance with the terms and conditions herein set forth;

            NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth below, the parties hereto agree as follows:
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           1.    DUTIES AND DEVOTION OF TIME

                 1.1 Duties. During the terms of this Agreement the Manager shall be responsible for the duties contained in Schedule "A" attached hereto and incorporated herein by this reference (the "Duties").

                 1.2 Devotion of Time. The parties hereto acknowledge and agree that the work of the Manager is and shall be of such a nature that regular hours are insufficient and impractical and occasions may arise whereby the Manager shall be required to work other than eight (8) hours per day and/or five (5) days per week. It is also anticipated that the Manager may be required to work during evenings, Saturdays, Sundays and Public Holidays. The Manager agrees that the consideration set forth herein shall be in full and complete satisfaction for such work and services, regardless of when and where such work and services are performed. The Manager further releases the Company from any claims for overtime pay or other such compensation which may accrue to the Manager by reason of any existing or future legislation or otherwise. Notwithstanding the foregoing, the Company agrees that so long as the Manager properly discharges its duties hereunder, the Manager may devote the remainder of its time and attention to other non-competing business pursuits.

                 1.3 Business Opportunities the Property of the Company. The Manager agrees to communicate immediately to the Company all business opportunities, inventions and improvements in the nature of the business of the Company which, during the term of this Agreement, the Manager may conceive, make or discover, become aware of, directly or indirectly, or have presented to it in any manner which relates in any way to the Company, either as it is now or as it may develop, and such business opportunities, inventions or improvements shall become the exclusive property of the Company without any obligation on the part of the Company to make any payments therefor in addition to the salary and benefits herein described to the Manager.

                 1.4 No Personal Use. The Manager shall not use any of the work the Manager shall perform for the Company for any personal purposes without first obtaining the prior written consent of the Company.

           2.    SALARY, BONUSES AND BENEFITS

                 2.1 Salary. In consideration of the Manager providing the services referred to herein, the Company agrees to pay the Manager an annual base salary of one hundred twenty thousand U.S. dollars ($120,000) less applicable deductions, payable bi-weekly, plus the performance bonus as set out below, subject to increase as from time to time approved by the Board of Directors of the Company.


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                 2.2 Benefits. The Company shall provide, maintain and pay for:

                      (a) medical insurance for the Manager and his immediate family as is provided by the Company's Medical Services Plan;

                      (b) such extended health and other benefits for the Manager and his immediate family as are provided to senior management employees of the Company, subject to the eligibility of the Manager; and

                      (c) an appropriate car for the Manager's use or a car allowance as set by the Company.

                 2.3 Bonuses. The Company may pay bonuses (the "Bonuses") to the Manager at any time, and from time to time, and for the realization of any of the Performance Objectives, as initially defined in Schedule "B" attached hereto and incorporated hereinafter by this reference, and as amended from time to time in writing by both parties. The amount of the Bonuses shall be determined by the Directors of the Company and shall be based on the nature of the Performance Objectives and other significant corporate objectives attained by the Manager.

                 2.4 Performance Bonus. In addition to any bonus that may be paid pursuant to clause 0 herein, SmarTire will pay to the Manager a performance bonus (the "Performance Bonus") based upon the annual revenues of SmarTire on an audited, consolidated basis. During the term of this Agreement, the first time SmarTire meets or exceeds the revenue targets listed below, the Manager shall be granted SmarTire shares, in the amount indicated below:

                      (a) if SmarTire's revenues for a fiscal year exceed $10,000,000 Cdn, the Manager shall receive 25,000 shares as a performance bonus for that year; and

                      (b) if SmarTire's revenues for a fiscal year exceed $25,000,000 Cdn, the Manager shall receive an additional 25,000 shares as a performance bonus for that year; and

                      (c) if SmarTire's revenues for a fiscal year exceed $50,000,000 Cdn, the Manager shall receive 25,000 shares as a performance bonus for that year; and

                      (d) if SmarTire's revenues for a fiscal year exceed $100,000,000 Cdn, the Manager shall receive an additional 25,000 shares as a performance bonus for that year.


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            In the event that the Common shares of SmarTire are consolidated or subdivided, the number of shares to be issued pursuant hereto will be adjusted in the same ratio as the subdivision or consolidation.

                 2.5 Registration of Performance Bonus Shares. To ensure that any shares issued to the Manager under paragraph 0 of this Agreement are freely tradable, SmarTire shall register with the SEC any such shares issued. Upon or as soon as is practical after the issuance of such shares, SmarTire shall file a form S-8 or other appropriate form with the SEC to effect registration.

                 2.6 Payment in Cash or Shares. All payments payable by the Company to the Manager, including the salary, Bonuses, and reimbursement of expenses under Section 0 hereof, shall be payable in cash or, at the election of the Manager, and subject to the approval of the regulatory authorities, such will be paid in whole or in part in free-trading shares in the capital stock of SmarTire ("Free-Trading Shares").

                 2.7 Signing Bonus. In consideration of the Manager entering into this Agreement, the Company agrees to pay the Manager a signing bonus of twenty five thousand U.S. dollars ($25,000 U.S.). The Manager acknowledges that at the time of the execution of this Agreement, he has received the twenty five thousand U.S. dollar signing bonus.

           3.    VACATION

                 3.1 Entitlement to Vacation. The Company acknowledges that the Manager shall be entitled to an annual vacation of six (6) weeks. The Manager shall use its best efforts to ensure that such vacation is arranged with the Company in advance such that it does not unduly affect the operations of the Company.

                 3.2 Increase in Vacation. The period set out in Section 0 above may be increased from time to time as mutually agreed to by the Manager and the Board of Directors.

           4.    REIMBURSEMENT OF EXPENSES

                 4.1 Reimbursement of Expenses. The Manager shall be reimbursed for all reasonable out-of-pocket expenses incurred by the Manager in or about the execution of the Duties contained herein, including without limitation the generality of the foregoing, all reasonable travel and promotional expenses payable or incurred by the Manager in connection with the Duties under this Agreement. All payments and reimbursements shall be made within three (3) days of submission by the Manager of vouchers, bills or receipts for such expenses.


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           5.    CONFIDENTIAL INFORMATION

                 5.1 Confidential Information. The Manager shall not, either during the term of this Agreement or at any time thereafter, without specific consent in writing, disclose or reveal in any manner whatsoever to any other person, firm or corporation, nor will it use, directly or indirectly, for any purpose other than the purposes of the Company, the private affairs of the Company or any confidential information which it may acquire during the term of this Agreement with relation to the business and affairs of the directors and shareholders of the Company, unless the Manager is ordered to do so by a court of competent jurisdiction or unless required by any statutory authority.

                 5.2 Non-Disclosure Provisions. The foregoing provision shall be subject to the further non-disclosure provisions contained in Schedule "C" attached hereto and incorporated hereinafter by this reference.

                 5.3 Provisions Survive Termination. The provisions of this section shall survive the termination of this Agreement.

           6.    TERM

                 6.1 Term. Subject to the termination provisions contained hereunder, this Agreement shall remain in effect for a period of five (5) years from February 1, 1998. Thereafter the parties shall renew this Agreement if they mutually agree upon the terms and conditions of such renewed agreement.

           7.    TERMINATION

                 7.1 Termination by Manager. Notwithstanding any other provision contained herein, the parties hereto agree that the Manager may terminate this Agreement, with or without cause, by giving ninety (90) days written notice of such intention to terminate.

                 7.2 Resignation or Cessation of Duties. In the event that the Manager ceases to perform all of the Duties contained herein, other than by reason of the Manager's death or disability, or if the Manager resigns unilaterally and on his own initiative from all of his positions this Agreement shall be deemed to be terminated by the Manager as of the date of such cessation of Duties or such resignation, and the Company shall have no further obligations under Section 0 hereof.

                 7.3 Termination by Company. The Company may terminate this agreement at any time for just cause. The parties further agree that except for termination for just cause, the Company may not terminate this Agreement without


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payment, at that time, to the Manager of a termination allowance equivalent to twice the annual salary and Bonuses payable by the Company and SmarTire to the Manager, regardless of the date of termination. The Performance Bonuses will be paid to the Manager in any event that the Company achieves the revenues set out in clause 0 during the 5 years from the date of closing unless this agreement is terminated for just cause.

                 7.4 Termination if Change of Control. Notwithstanding any other provision of this Agreement, in the event of a change in control of SmarTire or the Company at the option of the Manager this Agreement shall be deemed to be terminated by the Company, and the Manager shall be entitled to the termination allowance stated in Section 0 hereof. For the purposes hereof, a change in control of SmarTire or the Company, as the case may be, shall be deemed to occur if a transaction or series of transactions takes place whereby, directly or indirectly:

                      (a) any person or combination of persons (other than any person or persons who are controlling shareholders of SmarTire) obtains a sufficient number of securities of SmarTire or the Company to affect materially the control of SmarTire or the Company; for the purposes of this Agreement, a person or combination of persons holding shares or other securities in excess of the number which, directly or following conversation thereof, would entitle the holder thereof to cast 30% or more of the vote attaching to all shares of SmarTire which may be cast to elect directors of SmarTire, shall be deemed to be in a position to affect materially the control of SmarTire; or

                      (b) SmarTire or the Company shall consolidate or merge with or into, amalgamate with, or enter into a statutory arrangement with, any other person (other than a subsidiary of SmarTire) or any other person (other than a subsidiary of SmarTire) shall consolidate or merge with or into or amalgamated with or enter into a statutory arrangement with SmarTire or the Company, and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of SmarTire or any other person or for cash or any other property (other than a transaction which has been approved by a majority of the directors of SmarTire holding office at the effective date of this Agreement); or

                      (c) SmarTire or the Company shall sell or otherwise transfer, including by way of the grant of a leasehold interest (or one or more of its subsidiaries shall sell or otherwise transfer, including by way grant of a leasehold interest) property or assets (A) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of SmarTire and its subsidiaries as at the end of the most recently completed financial year of SmarTire, or (B) which during the most recently completed financial year of SmarTire generated, or during the then current financial year of SmarTire are expected to generate, more than 50%


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of the consolidated operating income or cash flow of SmarTire and its subsidiaries, to any other person or persons (other than SmarTire or one of its subsidiaries).

                 7.5 Termination if Change in Reporting Structure. In the event of a change in the reporting structure of the Manager's position as officer and director of either the Company or SmarTire ("Change in Reporting Structure"), or in the event that the Manager is removed from his position, or is not re-elected when he stands for election to the position of director and officer, this Agreement shall be deemed to be terminated by the Company as of the date of such Change in Reporting Structure or such removal from OFFICE, and the Manager shall be entitled to the termination allowance stated in Section 0 hereof. For the purposes hereof, a Change in Reporting Structure shall be deemed to occur if there occurs, directly or indirectly, but not limited to, any reduction of duties or reduction of responsibility for the day-to-day operations of the Company as currently practiced by the Manager in its present activities as director and officer of the Company.

                 7.6 Election by the Manager. Notwithstanding any other provision of this Agreement, including Schedule "A" hereto, the Manager may voluntarily relinquish one or more of the positions in the Company or SmarTire held by him, provided he maintains at least one of the positions stated in
Section 0 hereof, and in such an event the terms of this Agreement shall not be affect thereby.

                 7.7 Death. In the event of the death of the Manager during the term of this Agreement, this Agreement shall be terminated as of the date of such death, and the Manager shall be entitled to the termination allowance stated in Section 0 hereof.

                 7.8 Disability. In the event that the Manager will during the term of this Agreement by reason of illness or mental or physical disability or incapacity be prevented from or incapable of performing the Duties hereunder, then the Manager shall be entitled to receive the remuneration provided for herein at the rate specified hereinbefore for the period during which such illness, disability or incapacity will continue, but not exceeding six (6) successive months. If such illness, disability or incapacity continues or will continue for a period longer than six (6) successive months, then this Agreement may, at the option of the Director of the Company, forthwith be terminated, and the Manager shall be entitled to the termination allowance stated in Section 0 hereof.

                 7.9 Termination Payments. Any payments made by the Company to the Manager upon the termination of this Agreement shall, be made in cash in a lump sum payment, or, if the Company does not have available funds, in equal monthly cash installments over one year with interest at 8% per annum, in Free-Trading Shares, or in a combination of cash and Free-Trading Shares, subject to regulatory approval. All payments required to be made by the Company to the Manager


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pursuant to Section 0 hereof shall be made in full, irrespective of the amount of the term remaining under this Agreement.

           8.    RIGHTS AND OBLIGATIONS UPON TERMINATION

                 8.1 Rights and Obligations. Upon termination of this Agreement, the Manager shall deliver up to the Company all documents, papers, plans, materials and other property of or relating to the affairs of the Company, other than the Managers personal papers in regard to his role in the Company, which may then be in its or the Manager's possession or under her/his control.

           9.    REGULATORY APPROVAL

                 9.1 Performance Bonus Subject to Regulatory Approval. While SmartTire's shares are listed for trading on the VSE, the Performance Bonus included herein will not be paid until the Company has obtained VSE approval thereto. The Company and SmarTire will use all reasonable efforts to obtain such approval. In the event that SmarTire is unable to obtain approval from the V.S.E. for payment of the Performance Bonus within a reasonable period of time, then SmarTire will de-list from the V.S.E. if it is necessary allow the Company to pay any Performance Bonus that would otherwise be payable hereunder.

          10.     NOTICES AND REQUESTS

                10.1 Notices and Requests. All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or mailed by registered or certified mail with postage prepaid and return receipt requested and addressed as follows:

                  (a)   if to the Company:

                        SmarTire U.S.A. Inc.
                        159 Wilbur Dr. N.E.
                        North Canton, Ohio
                        44720

                        with a copy to:

                        CLARK, WILSON
                        Suite 800-885 West Georgia Street Vancouver, British Columbia V6C 3H1
                        Attention:  Bernard Pinsky

                  (b)   If to the Manager:


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                        Joseph Merback
                        27725 Winding Way
                        Malibu, California 90265

                  (c) If to SmarTire: SmarTire Systems Inc. 150 - 13151 Vanier Place Richmond, British Columbia V6V 2J 1

                        with a copy to:

                        CLARK, WILSON
                        Suite 800-885 West Georgia Street Vancouver, British Columbia
                        V6C 3Hl
                        Attention: Bernard Pinsky

or to such other address as the party to receive notice or request so designates by written notice to the other.

          11.   INDEPENDENT PARTIES

                11.1 Independent Parties. This Agreement is intended solely as a management services agreement and no partnership, agency, joint venture, distributorship or other form of agreement is intended.

          12.   AGREEMENT VOLUNTARY AND EQUITABLE

                12.1 Agreement Voluntary. The parties acknowledge and declare that in executing this Agreement they are each relying wholly on their own judgment and knowledge and have not been influenced to any extent whatsoever by any representations or statements made by or on behalf of the other party regarding any matters dealt with herein or incidental thereto.

                12.2 Agreement Equitable. The parties further acknowledge and declare that they each have carefully considered and understand the provisions contained herein, including, but without limiting the generality of the foregoing, the Manager's rights upon termination and the restrictions on the Manager after termination and agree that the said provisions are mutually fair and equitable, and that they executed this Agreement voluntarily and of their own free will.

          13.   CONTRACT NON-ASSIGNABLE; INUREMENT


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                13.1 Contract Non-Assignable. This Agreement and all other rights, benefits and privileges contained herein may not be assigned by the Manager.

                13.2 Inurement. The rights, benefits and privileges contained herein, including without limitation the benefits of Sections 0 and 0 hereof, shall inure to the benefit of and be binding upon the respective parties hereto, their heirs, executors, administrators and successors.

          14.   ENTIRE AGREEMENT

                14.1 Entire Agreement. This Agreement represents the entire Agreement between the parties and supersedes any and all prior agreements and understandings, whether written or oral, between the parties. The Manager acknowledges that it was not included to enter into this Agreement by any representation, warranty, promise or other statement, except as contained herein.

                14.2 Previous Agreements Cancelled. Save and except for the express provisions of this Agreement, any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the services of the Manager for the Company or for SmarTire are hereby terminated and cancelled and each of the parties hereby releases and further discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such Agreement.

          15.   WAIVER

                15.1 Waiver. No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by the other of its obligations herein shall be deemed or construed to be a consent or waiver to or of any breach or default of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act, or to declare either party in default irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights herein or of the right to then or subsequently declare a default.

          16.   SEVERABILITY

                16.1 Severability. If any provision contained herein is determined to be void or unenforceable in whole or in part, it is to that extent deemed omitted. The remaining provisions shall not be affected in any way.

          17.   AMENDMENT


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                17.1 Amendment. This Agreement shall not be amended or otherwise modified except by a written notice of even date herewith or subsequent hereto signed by both parties.

          18.   HEADINGS

                18.1 Headings. The headings of the sections and subsections herein are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

          19.   GOVERNING LAW

                19.1 Governing Law. This Agreement shall be construed under and governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

          20.   EXECUTION

                20.1 Execution in Several Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ___ day of __________, 1998.

SMARTIRE SYSTEMS (USA) INC.

Per:


------------------------------------------
Authorized Signatory


SIGNED, SEALED AND DELIVERED by           )
JOSEPH MERBACK in the presence of:        )
                                          )
--------------------------------          )
Name                                      )
Address                                   )
                                          )
--------------------------------          )
JOSEPH MERBACK                            )
                                          )


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                                          )
                                          )
--------------------------------          )
Occupation


SMARTIRE SYSTEMS INC.

Per:
     --------------------------
     Authorized Signatory


This is page 12 of Agreement dated above for reference the ___ day of ___________, 1998.


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                                  SCHEDULE "A"

                                MANAGER'S DUTIES


           1. To create value for the Company's shareholders by leading the establishment of a profitable business for the Company.

           2. The Manager shall be appointed by the Company as the full time president, a director on the Board of Directors of the Company and each of the Company's subsidiaries, and the Manager shall faithfully, honestly and diligently serve the Company and each of the Company's subsidiaries in these capacities.

           3. The Manager shall be responsible for leading in the strategic management and direction of the Company and each of the Company's subsidiaries and for the supervision and delegation of such duties and responsibilities as the Company deems appropriate to other officers and the employees of the Company and its subsidiaries.


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                                  SCHEDULE "B"

                             PERFORMANCE OBJECTIVES

Build the Company into a leader in the manufacture and sales of tire monitoring systems for vehicles of all types in North America. Achieve the financial projections as prepared by management and approved by the Company's directors.


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                                  SCHEDULE "C"

                            NON-DISCLOSURE PROVISIONS

           1.   CONFIDENTIAL INFORMATION AND MATERIALS

                (a) "Confidential Information" shall mean, for the purposes of this Agreement, non-public information which the Company designates as being confidential or which, under the circumstances surrounding disclosure ought reasonably to be treated as confidential. Confidential Information includes, without limitation, information, whether written, oral or communicated by any other means, relating to released or unreleased the Company software or hardware products, the marketing or promotion of any product of the Company, the Company business policies or practices, and information received from others which the Company is obliged to treat as confidential. Confidential Information disclosed to the Manager by any subsidiary and/or agents of the Company is covered by this Agreement.

                (b) Confidential Information shall not include that information defined as Confidential Information hereinabove which the Manager can exclusively establish:

                      (i) is or subsequently becomes publicly available without breach of any obligation of confidentiality owed by the Company;

                      (ii) became known to the Manager prior to disclosure by the Company to the Manager;

                      (iii) became known to the Manager from a source other than the Company other than by the breach of any obligations of confidentiality owed to the Company; or

                      (iv) is independently developed by the Manager.

                (c) Confidential Materials shall include all tangible materials containing Confidential Information, including, without limitation, written or printed documents and computer disks or tapes, whether machine or user readable.

           2.   RESTRICTIONS

                (a) The Manager shall not disclose any Confidential Information to third parties for a period of three (3) years following the termination of this Agreement, except as provided herein. However, the Manager may disclose Confidential Information during bona fide execution of the Duties or in accordance with judicial or other governmental order, provided that the Manager shall give


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reasonable notice to the Company prior to such disclosure and shall comply with any applicable protective order or equivalent.

                (b) The Manager shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, to keep confidential the Confidential Information, as defined hereinabove.

                (c) Confidential Information and Materials may be disclosed, reproduced, summarized or distributed only in pursuance of the business relationship of the Manager with the Company, and only as provided hereunder. The Manager agrees to segregate all such Confidential Materials from the materials of others in order to prevent commingling.

           3.   RIGHTS AND REMEDIES

                (a) The Manager shall notify the Company immediately upon discovery of any unauthorized use or disclosure of Confidential Information or Materials, or any other breach of this Agreement by the Manager, and shall cooperate with the Company in every reasonable manner to aid the Company to regain possession of said Confidential Information or Materials and prevent all such further unauthorized use.

                (b) The Manager shall return all originals, copies, reproductions and summaries of or relating to the Confidential Information at the request of the Company or, at the option of the Company, certify destruction of the same.

                (c) The parties hereto recognize that a breach by the Manager of any of the provisions contained herein would result in damages to the Company and that the Company could not be compensated adequately for such damages by monetary award. Accordingly, the Manager agrees that in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

           4.   MISCELLANEOUS

                (a) All Confidential Information and Materials are and shall remain the property of the Company. By disclosing information to the Manager, the Company does not grant any express or implied right to the Manager to or under any and all patents, copyrights, trademarks, or trade secret information belonging to the Company.


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                (b) All obligations created herein shall survive change or termination of any and all business relationships between the parties.

                (c) The Company may from time to time request suggestions, feedback or other information from the Manager on Confidential Information or on released or unreleased software belonging to the Company. Any suggestions, feedback or other disclosures made by the Manager are and shall be entirely voluntary on the party of said Manager and shall not create any obligations on the part of the Company or a confidential agreement between the Manager and the Company. Instead, the Company shall be free to disclose and use any suggestions, feedback or other information from the Manager as the Company sees fit, entirely without obligation of any kind whatsoever to the Manager.


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